Exhibit 99

DATE: April 28, 2004

CONTACT:	Donald V. Rhodes
Chairman, President and
	Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FIRST QUARTER 2004 EARNINGS

QUARTER HIGHLIGHTS

•	Earnings Per Diluted Share for the 1st Quarter of 2004 were $0.350 vs. $0.296 for the 1st Quarter of 2003, an increase of 18.2%

•	Actual earnings for the 1st Quarter of 2004 increased 7.7% to $2.219 million from $2.061 million for the same period last year

•	Return on Average Equity for this year’s 1st Quarter increased to 14.13% vs. 11.39% for the 1st Qtr of 2003

•	This year’s 1st Quarter nonperforming assets to total assets ratio declined to 0.13% vs. last year’s 1st Quarter ratio of 0.40%

HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman, President and CEO of Heritage Financial Corporation (“Company”) today reported that diluted earnings per share for the first quarter ended March 31, 2004 increased 18.2% to $0.350 from $0.296 for the quarter ended March 31, 2003. Actual earnings for the first quarter ended March 31, 2004 were $2,219,000 compared to $2,061,000 for the first quarter in 2003, an increase of 7.7%.

Return on average equity improved to 14.13% for the quarter ended March 31, 2004 versus 11.39% for the quarter ended March 31, 2003. The Company’s capital position was 9.12% of total assets as of March 31, 2004, down from 11.83% at March 31, 2003. Average equity for the quarter ended March 31, 2004 declined to $62,817,000 from $72,368,000 for the quarter ended March 31, 2003.

The Company’s stock repurchase program continued to be a contributing factor to the improved earnings per share and the improved return on average equity in the first quarter of 2004. As of March 31, 2004, the Company has repurchased a total of 5,407,291 shares, or 49.8% of the total outstanding at March 1999, at an average price of $12.43 per share. During the quarter ended March 31, 2004, the Company repurchased 230,737 shares at an average price of $21.64. The Company began its current 5% repurchase program on March 22, 2004 with the goal to repurchase approximately 305,000 shares over a period of eighteen months. Through March 31, 2004, the Company purchased 145,000 shares under the current program at an average price of $21.44. The Company remains committed to repurchasing shares as long as equity ratios remain strong and the purchases are accretive to earnings per share.

Mr. Rhodes stated, “At the completion of the first quarter of our seventh year as a public company, we are able to report solid earnings with continued progress toward our objective to achieve a 15% return on average equity by fiscal year end 2005. Although the Northwest economy continues to lag the recovery in the national economy, we are encouraged by our recent loan growth. We do anticipate higher interest rates in the months ahead which will be welcomed by depositors but which makes us cautious about the potential impact on loan growth.”

Total assets increased $60.6 million or 10.3% to $650.6 million at March 31, 2004 from the March 31, 2003 total of $590.0 million and were up $9.7 million from the December 31, 2003 total of $640.9 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $65.3 million or 14.1% to $527.6 million at March 31, 2004 from $462.3 million at March 31, 2003 and were also up $15.0 million or 2.9% from the December 31, 2003 total of $512.6 million. The increase in loans was the result of an improved lending environment in all of our major markets as well as our ongoing focus on growing our Pierce County market share.

Deposits increased $42.8 million or 8.3% to $557.3 million at March 31, 2004 from $514.5 million at March 31, 2003 and were up $15.5 million or 2.9% from $541.8 million at December 31, 2003. Even with the increase in deposits, the interest expense on deposits for the three months ended March 31, 2004 declined by $419,000 to $1,569,000 from $1,988,000 for the same period last year. This circumstance reflects management’s successful effort to shift deposit mix away from certificates of deposit into low and no interest bearing savings and transaction accounts and our ability to reduce rates on certificates of deposit.

Net interest income before provision for loan loss was $7,707,000 for the quarter ended March 31, 2004 compared to $7,277,000 for the quarter ended March 31, 2003, an increase of 5.9%. The increase in income occurred because of an increase in outstanding loan balances during that period.

The Company’s net interest margin (net interest income divided by average earning assets) was 5.15% for the quarter ended March 31, 2004 compared to 5.36% for the quarter ended March 31, 2003. While the Company has been successful in reducing the cost of deposits, loan yields have dropped at a faster rate over the past year. Management believes that if interest rates continue at their present levels we will experience further erosion in our margin over the ensuing year.

Asset quality remains strong compared to other West Coast publicly traded commercial banks. Nonperforming assets at March 31, 2004 were $848,000 (0.13% of total assets), a decrease of $1,497,000 from $2,345,000 (0.40% of total assets) at March 31, 2003. The Company’s nonperforming assets to total assets ratio of 0.13% at March 31, 2004 is twenty-nine (29) basis points lower than the December 31, 2003 average ratio of 0.42% for West Coast publicly traded thrifts as monitored by D.A. Davidson and Company, and is sixty (60) basis points lower than the average ratio of 0.73% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company. With commercial loans comprising 50% of our total loan portfolio, management believes that the balance sheet at Heritage more closely compares to that of a commercial bank than a thrift.

The loan loss provision of $180,000 in the first quarter of 2004 was up modestly from the $150,000 for the fourth quarter of 2003 and lower by $315,000 than the $495,000 provided in the first quarter of 2003. Loan loss charge offs net of recoveries in the first quarter of 2004 decreased to $5,000 from $32,000 in the first quarter of 2003 and down from $131,000 in the fourth quarter of 2003. Western Washington’s economy appears to be improving but is expected to lag the national economy, and therefore, we cannot predict with any confidence that the future level of charge offs will remain low. Loan loss reserves as a percent of total loans decreased to 1.47% at March 31, 2004 from 1.53% at March 31, 2003. Based on Management’s assessment of loan quality, the Company believes that its reserve for loan losses is at an appropriate level under current economic conditions.

Noninterest income was $1,563,000 for the quarter ended March 31, 2004 compared to $1,627,000 for the quarter ended March 31, 2003, a decrease of $64,000 or 3.9%. The decrease is due to declines in mortgage banking activity with loan sale gains down $134,000, or 32.3% compared to the same period last year.

Brian Vance, President and Chief Executive Officer of Heritage Bank, noted, “Our positive first quarter results were primarily the result of strong loan growth while continuing to maintain asset quality and net interest margin. Even though our net interest margin declined slightly it remains strong when compared to our peers. Interest rates during the first quarter were volatile and a challenge to manage but we are pleased with the overall results. Asset quality is a strong cultural performance benchmark for Heritage and our low nonperforming assets to total assets ratio is a result of our efforts and focus.” Mr. Vance added, “Loan growth exceeded expectations in the first quarter, however, we continue to have concerns as to the strength of our local economy and the resulting effect that might have on future loan growth. Overall, our first quarter is an encouraging start to 2004.”

Noninterest expense was $5,764,000 for the quarter ended March 31, 2004 compared to $5,249,000 for the quarter ended March 31, 2003, an increase of $515,000 or 9.8%. Salaries and benefits increased by $322,000, or 11.5% due to staffing increases as well as a significant increase in health care costs. Merchant Visa expense increased by $53,000, or 20.2%, in line with increases in Merchant Visa income.

The Company’s efficiency ratio increased to 62.18% for the quarter ended March 31, 2004 from 58.95% for the quarter ended March 31, 2003. The efficiency ratio increase is a result of lower noninterest income combined with growth in noninterest expense during the quarter. As discussed above, mortgage banking activity slowed during the first quarter with a modest pickup in March as low interest rates once again triggered residential mortgage refinance activity. However, rates have since increased and we expect the refinance activity to once again slow down.

On March 18, 2004, the Company declared a dividend of 15.5 cents per share payable on April 29, 2004 to shareholders of record on April 15, 2004, an increase of 0.5 cents from the prior quarter’s dividend of 15.0 cents per share. This is the twenty-fifth consecutive quarterly dividend to be paid and the twenty-fourth consecutive quarterly increase of 0.5 cents.

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank, NA. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its twelve full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	March 31, 2004	December 31, 2003	March 31, 2003
Loans held for sale	$4,356	$1,018	$8,376
Loans receivable	535,488	520,395	469,657
Allowance for loan losses	(7,924)	(7,748)	(7,338)

Net loans	527,564	512,647	462,319
Fed funds sold	9,000	7,600	8,500
Investments and interest earning deposits	60,750	67,732	62,152
Goodwill	6,640	6,640	6,640
Other assets	42,265	45,283	42,022

Total assets	$650,575	$640,920	$590,009

Deposits	$557,326	$541,832	$514,459
Borrowings	25,400	31,100	—
Other liabilities	8,535	5,756	5,776
Stockholders’ equity	59,314	62,232	69,774

Total liabilities and equity	$650,575	$640,920	$590,009

Other Data
At period end:
Nonaccrual loans	$447	$297	$2,291
Real estate owned	401	389	54

Nonperforming assets	$848	$686	$2,345
Allowance for loan losses to:
Loans	1.47%	1.49%	1.53%
Nonperforming loans	1,771.19%	2,611.97%	320.31%
Nonperforming assets to total assets	0.13%	0.11%	0.40%
Equity to assets ratio	9.12%	9.71%	11.83%
Book value per share	$9.80	$10.05	$10.46
Tangible book value per share	$8.70	$8.98	$9.46

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended March 31,
	2004	2003
Interest income	$9,375	$9,277
Interest expense	1,668	2,000

Net interest income	7,707	7,277
Provision for loan losses	180	495
Noninterest income	1,563	1,627
Noninterest expense	5,764	5,249

Income before income taxes	3,326	3,160
Federal income taxes	1,107	1,099

Net income	$2,219	$2,061

Earnings per share:
Basic	$0.361	$0.306
Diluted	$0.350	$0.296

Performance Ratios (1):
Net interest margin	5.15%	5.36%
Efficiency ratio (2)	62.18%	58.95%
Return on average assets	1.38%	1.40%
Return on average equity	14.13%	11.39%

Weighted Average Common Shares Outstanding:
Basic	6,143,256	6,735,643
Diluted	6,331,831	6,967,509

(1)	Ratios are calculated on an annualized basis.
(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the amount of expense required to produce one dollar of revenue.